Exhibit 99.1

MORGANS HOTEL GROUP TO ACQUIRE LEADING LIFESTYLE FOOD AND BEVERAGE COMPANY – THE LIGHT GROUP

Positions Company to Increase F&B Revenues, Drive ADR Growth and Win New Management Agreements

New York, November 17, 2011 – Morgans Hotel Group Co. (NASDAQ: MHGC) (“Morgans” or the “Company”), today announced that it has entered into a definitive agreement to purchase a 90% controlling interest in The Light Group (“TLG”), a leading lifestyle food and beverage company currently operating numerous venues for MGM Resorts International (“MGM”). This acquisition, while being immediately accretive to the Company’s earnings, also provides Morgans with a first class food and beverage platform, a creative and experienced management team, and renowned brand names.

“We believe the acquisition of The Light Group will position us to increase our food and beverage profits, drive average daily rate growth at existing hotels and win and service new management agreements.” said Michael Gross, Chief Executive Officer of Morgans Hotel Group. “The Light Group brings a proven track record of creating compelling food and beverage experiences that attract audiences and drive revenue. This transaction fulfills our strategic goal of having industry-leading F&B capabilities in-house. Combined with the recent improvements in our balance sheet and strong expansion pipeline, this is an important step in establishing the fundamentals we need to execute our vision and extend our position as a leader in global lifestyle hospitality management.”

Mr. Gross continued, “The Light Group’s existing business brings with it management agreements generating approximately $8 million of annual EBITDA, making this transaction immediately accretive to our EBITDA. Given The Light Group’s strong relationship with MGM, this transaction provides new opportunities to work with MGM on strategic partnerships.”

TLG is a leading hospitality management company with a ten-year track record of delivering cutting-edge food and beverage experiences at world class properties. TLG operates numerous venues in Las Vegas pursuant to management agreements with MGM, including nightclubs, such as The Bank Nightclub at Bellagio Hotel and Casino and Haze at ARIA Resort and Casino at CityCenter, restaurants, such as Yellowtail Japanese Restaurant & Lounge at Bellagio Hotel and Casino and Diablos Mexican Cantina at Monte Carlo Hotel, pool lounges and bars. Over the trailing 12 months ended September 30, 2011, TLG has generated approximately $7.7 million in EBITDA, adjusted for non-recurring items.

TLG has already begun to execute a revitalization of the food, beverage and nightlife operations at Delano South Beach, which the Company expects will be substantially complete in January 2012. With MHG having taken control of both the ownership and management of the Delano food and beverage operations in 2011, we expect to generate approximately $2 million of additional EBITDA in 2012 from these changes, before operational improvements. Morgans believes the acquisition will also allow it to recapture third party management fees and revitalize food and beverage operations at other existing and future properties and help grow its portfolio with new management contracts.

Total consideration for the acquisition is approximately $46.5 million, of which $28.5 million will be paid in cash at the close of the transaction. The remaining $18.0 million is subject to the achievement of $18.0 million of EBITDA from TLG’s existing business over the 27 months subsequent to the transactions’ closing and is represented by a convertible note that bears interest at 8%, matures four years from the date of closing and is convertible into shares of the Company at $9.50 per share.

As part of the transaction, Andrew Sasson, the founder and chairman of TLG, will join the Company’s board of directors. Andy Masi will remain as TLG’s Chief Executive Officer. The transaction is expected to close in the fourth quarter of 2011, and is subject to customary closing conditions.

About Morgans Hotel Group
Morgans Hotel Group Co. (NASDAQ: MHGC) is widely credited as the creator of the first “boutique” hotel and a continuing leader of the hotel industry’s boutique sector.  Morgans Hotel Group operates Morgans, Royalton and Hudson in New York, Delano and Shore Club in South Beach, Mondrian in Los Angeles, South Beach and New York, Clift in San Francisco, Ames in Boston, Sanderson and St Martins Lane in London, and a hotel in Playa del Carmen, Mexico.  Morgans also owns, or has ownership interests in, several of these hotels. Morgans Hotel Group has other property transactions in various stages of completion including a Delano in Cabo San Lucas, Mexico, a Delano in Turkey, a Mondrian in Doha, Qatar, and a Mondrian in Nassau, The Bahamas, and a hotel in New York to be branded with one of MHG’s existing brands. For more information please visit www.morganshotelgroup.com.

Forward-Looking and Cautionary Statements
This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, the operating performance of our investments and financing needs and prediction of certain future other events. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “expect,” “anticipate,” “estimate” “believe,” “project,” or other similar words or expressions. These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results or other future events to differ materially from those expressed in any forward-looking statement. Important risks and factors that could cause our actual results to differ materially from those expressed in any forward-looking statements include, but are not limited to economic, business, competitive market and regulatory conditions such as: a sustained downturn in economic and market conditions, particularly levels of spending in the business, travel and leisure industries; continued tightness in the global credit markets; general volatility of the capital markets and our ability to access the capital markets; our ability to refinance our current outstanding debt and to repay outstanding debt as such debt matures; our ability to protect the value of our name, image and brands and our intellectual property; risks related to natural disasters, such as earthquakes, volcanoes and hurricanes; hostilities, including future terrorist attacks, or fear of hostilities that affect travel; and other risk factors discussed in Morgans’ Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and other documents filed by Morgans with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of the date hereof, based upon information known to management as of the date hereof, and Morgans assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Press Contact:
Rich Szymanski
Morgans Hotel Group
T. 212.277.4188
E. richard.szymanski@morganshotelgroup.com